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                                                                     Exhibit 4.3


                           ADDENDUM TO PROMISSORY NOTE



Dated as of:  March 19, 1998                                Boca Raton, Florida


         This is an addendum (the "Addendum") to that certain Promissory Note dated July 1, 1996 (the "Note") whereby Registry Magic Incorporated ("Maker") promised to pay to the order of DLJSC as Custodian IRA F/B/O Larry Cohen (3IR911703) (the "Lender") the principal sum of Fifty Thousand Dollars ($50,000), together with interest on the unpaid principal amount outstanding from time to time at a rate of six and one-half percent (6-1/2%) per annum.

         1. By this Addendum, all outstanding principal and interest accrued and unpaid on the Note shall not be payable by the Maker, on demand of the Lender or otherwise, until six months from the date of the Maker's Prospectus and only to the extent of cash flow from operations.

         IN WITNESS WHEREOF, Maker and Lender have duly executed this Addendum below, on the date first above written.


                                       Registry Magic Incorporated



                                       /s/ Walt Nawrocki
                                       ----------------------------------------
                                       Name: Walt Nawrocki
                                       Its: President and CEO



                                       DLJSC as Custodian IRA F/B/O Larry Cohen



                                       /s/ Lawrence Cohen
                                       ----------------------------------------
                                       Lawrence Cohen